EXECUTION VERSION

Dated 24 December 2013

(1)          CHINAEDU HOLDINGS LIMITED (as Borrower)

(2)          CHINAEDU MERGER SUB LIMITED (as Corporate Guarantor)

(3)          SOUTH LEAD TECHNOLOGY LIMITED (as Corporate Guarantor)

(4)          MORAL KNOWN INDUSTRIAL LIMITED (as Corporate Guarantor)

(5)          SHAWN XIANG DING(as Individual Guarantor)

(6)          HUANG JULIA BO (as Individual Guarantor)

(7)          CHINA MERCHANTS BANK CO., LTD., HONG KONG BRANCH (as Lender)

USD30,000,000 FACILITY AGREEMENT (HOLDCO)
Eversheds 21/F, Gloucester Tower The Landmark 15 Queens Road Central Hong Kong	Tel +852 2186 3200 Fax +852 2186 3201 www.eversheds.com

CONTENTS

Clause		Page

1	DEFINITIONS AND INTERPRETATION	1
2	THE FACILITY	10
3	PURPOSE	10
4	CONDITIONS OF UTILISATION	11
5	UTILISATION	12
6	REPAYMENT	13
7	PREPAYMENT AND CANCELLATION	13
8	INTEREST	14
9	INTEREST PERIODS	15
10	CHANGES TO THE CALCULATION OF INTEREST	16
11	FEES	17
12	TAX GROSS-UP AND INDEMNITIES	17
13	INCREASED COSTS	19
14	MITIGATION BY THE LENDER	20
15	OTHER INDEMNITIES	21
16	COSTS AND EXPENSES	22
17	GUARANTEE AND INDEMNITY	22
18	REPRESENTATIONS	25
19	INFORMATION UNDERTAKINGS	31
20	[RESERVED]	33
21	GENERAL UNDERTAKINGS	33
22	EVENTS OF DEFAULT	36
23	CHANGES TO THE LENDER	39
24	CHANGES TO THE OBLIGORS	40
25	PAYMENT MECHANICS	40
26	SET-OFF	42
27	NOTICES	42
28	CALCULATIONS AND CERTIFICATES	45
29	PARTIAL INVALIDITY	45
30	REMEDIES AND WAIVERS	46
31	AMENDMENTS AND WAIVERS	46
32	COUNTERPARTS	46
33	GOVERNING LAW	46
34	ENFORCEMENT	46
Schedules
1	CONDITIONS PRECEDENT	48
2	REQUESTS	51
3	FORM OF COMPLIANCE CERTIFICATE	52
4	FORM OF CONFIDENTIALITY UNDERTAKING	53
5	OWNERSHIP OF THE BORROWER (AS AT THE DATE OF CLOSING DATE)	55
6	CONDITIONS SUBSEQUENT	56

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THIS AGREEMENT is dated 24 December 2013 and made

BETWEEN

(1)	CHINAEDU HOLDINGS LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 15 November 2013, with its registered office situated at with its registered office situated at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Holdings” or “Borrower”);

(2)	CHINAEDU MERGER SUB LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 15 November 2013, with its registered office situated at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Merger Sub” or “Corporate Guarantor”) and after the Merger (as defined below), the Company (as defined below) (“Corporate Guarantor”);

(3)	SOUTH LEAD TECHNOLOGY LIMITED, a company with limited liability incorporated under the laws of the British Virgin Islands with registration number 1046348 (“Corporate Guarantor”);

(4)	MORAL KNOWN INDUSTRIAL LIMITED, a company with limited liability incorporated under the laws of the British Virgin Islands with registration number 1046828 (“Corporate Guarantor”);

(Paragraphs (2)-(4), collectively, shall be referred to as the “Corporate Guarantors”)

(5)	SHAWN XIANG DING, an individual who is a citizen of the United States of America, holding US passport number: 452058154, and whose residential address is at Qun SITU, 80 David Brearly CT, Princeton, NJ 08540-7658 (“Individual Guarantor”);

(6)	HUANG JULIA BO, an individual who is a citizen of the United States of America, holding US passport number: 422025603, and whose residential address is at Courtyard 2, No.26, Beichizi Street, Beijing 100006, People’s Republic of China (“Individual Guarantor”);

(SHAWN XIANG DING and HUANG JULIA BO, collectively, shall be referred to as the “Individual Guarantors”; and together with the Corporate Guarantors, shall be referred to as the “Guarantors”)

AND

(7)	CHINA MERCHANTS BANK CO., LTD., HONG KONG BRANCH as Lender (the “Lender”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

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In this Agreement:

“Acquisition” has the meaning given to such term in Clause 3.1 (Purpose).

“Acquisition Documents” means the Agreement and Plan of Merger, the Contribution Agreement, the Voting Agreement and any other document designated as an Acquisition Document by the Borrower and the Lender.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement and Plan of Merger” means the agreement and plan of merger between, inter alia, the Borrower, Merger Sub and the Company dated on or about the date hereof.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Available Commitment” means the Total Commitments minus:

(a)	the aggregate amount of the Loans that have been made; and

(b)	in relation to any proposed Utilisation, the aggregate amount of any Loans that are due to be made on or before the proposed Utilisation Date.

“Availability Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the date which is the earlier of (a) the Closing Date and (b) the last Business Day falling six (6) Months from the date hereof.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Beijing, New York and London.

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“Borrower’s Shareholders”: InterVision Technology Limited, Lingyuan Furong Investment Management Company Limited, MLP Holdings Limited, NewValue Technology Limited, South Lead Technology Limited, Moral known Industrial Limited and the Individual Guarantors, collectively, shall be referred to as the “Borrower’s Shareholders”.

“CEDU Loan” means any Indebtedness owing from the Company to the Lender under the CEDU Loan Agreement.

“CEDU Loan Agreement” means the USD36,000,000 facility agreement dated 30 September 2013 between the Company and the Lender.

“Closing Date” means the date on which Completion occurs.

“Company” means ChinaEdu Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands listed, as at the date of this Agreement, on NASDAQ (stock code: CEDU).

“Completion” means the completion of the Acquisition in accordance with sections 1.2 (Closing) and 1.3 (Effective Time) of the Agreement and Plan of Merger.

“Compliance Certificate” means a certificate delivered pursuant to Clause 19.2 (Compliance Certificate) and signed by two directors of the Borrower substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 4 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Lender.

“Contribution Agreement” means the contribution agreement executed or to be executed on or about the date hereof among, inter alia, the Borrower and certain shareholders of the Company (as listed in the contribution agreement).

“Controlled Account” means an account in the name of the Borrower, and identified by the Borrower and the Lender in writing as the Controlled Account, held with the Lender in Hong Kong into which proceeds of drawdown under the Facility will be deposited.

“CNY” means renminbi, the lawful currency of the People’s Republic of China.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Equity Contribution” means equity (including the Rollover Shares (as defined in the Acquisition Documents)) funded and contributed by the Lender.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by the Lender to the Borrower in writing on or before the date it becomes the Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

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“Fee Letters” means:

(a)	the fee letter dated on or about the date hereof between the Lender and the Borrower; and

(b)	any agreement setting out fees payable to the Lender referred to Clause 13.1 (Increased costs) and Clause 16 (Costs and expenses) of this Agreement or under any other Finance Documents.

“Final Repayment Date” means the earlier of:

(a)	date falling 33 Months from the first Utilisation Date; or

(b)	date falling 39 Months from the date of this Agreement; or

(c)	ten (10) Business Days prior to the expiry of the Standby Letter of Credit.

“Finance Documents” means this Agreement, the Shareholders Undertaking Deed, the Security Documents, any Fee Letters, any Utilisation Request and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

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“Funds Flow Statement” means the funds flow statement in agreed form between the Borrower and the Lender detailing the movement of funds on or before the Closing Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries from time to time.

“Group Member” means each of the Borrower and wholly owned Subsidiary of the Borrower.

“Group Structure Chart” means the structure chart of the Group delivered or to be delivered by the Borrower to the Lender pursuant to Clause 18.22 (Group Structure Chart) and Schedule 1 (Conditions Precedent).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“InterVision Technology Limited” means a company incorporated under the laws of British Virgin Islands with registration number 396210, a shareholder of the Borrower.

“Lender PRC Branch” means China Merchants Bank Co., Ltd., Shenzhen Branch (招商银行股份有限公司深圳上步支行), or such other branch designated by the Lender.

“LIBOR” means, for any interest period or any other period with respect to which LIBOR is to be calculated hereunder:

(a)	the annual rate of interest published or reported on the display designated as the British Bankers’ Association Interest Settlement Rate for USD (LIBOR01) for the relevant period displayed on the appropriate page of the Reuters screen (or any equivalent successor of that page or of that column) or, if such page is replaced or such service ceases to be available, such other page or service displaying the appropriate rate as the Lender may specify; and

(b)	if no such rate is offered as aforesaid or the rate offered is negative, LIBOR shall be the rate determined by the Lender to be the rate at which the Lender is able in accordance with its normal practice to obtain funds in amount comparable to the Loan and for the relevant interest period from the London interbank market, at or about 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in USD and for a period comparable to the relevant interest period or such other period and in an amount comparable to the Loan or such other amount (as the case may be).

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“Lingyuan Furong Investment Management Company Limited” means a company incorporated under the laws of British Virgin Islands with registration number 639913, a shareholder of the Borrower.

“Loan” means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding at any time of that loan.

“London Business Day” means a day on which USD deposits may be dealt with in the London interbank market.

“Major Event of Default” means with respect to the Borrower and the Merger Sub only, any circumstances constituting an Event of Default under any of Clause 22.1 (Non-payment), Clause 22.2 ( Other obligations) only insofar as it relates to a breach of any Major Undertaking, Clause 22.3 (Misrepresentation) only insofar as it relates to a breach of any Major Representation, Clause 22.5 (Insolvency), Clause 22.6 (Insolvency proceedings), Clause 22.7 (Creditors’ process), Clause 22.9 (Unlawfulness and invalidity) or Clause 22.10 (Repudiation and rescission of agreements).

“Major Representation” means a representation or warranty with respect to the Borrower and the Merger Sub only under any of Clause 18.1 (Status) to Clause 18.5 (Validity and admissibility in evidence) inclusive.

“Major Undertaking” means an undertaking in respect of the Borrower and the Merger Sub only under Clause 21.3 (Pari passu ranking), to 21.6 (Merger) inclusive and 21.8 (Acquisitions) to Clause 21.10 (Financial Indebtedness) inclusive.

“Margin” means 3.05 per cent per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; (b) the ability of any of the Obligors to perform its obligations under the Finance Documents; or (c) the validity or enforceability of, or the rights or remedies of the Lender under, the Finance Documents.

“Merger” means the merger of Merger Sub and the Company as contemplated under the Agreement and Plan of Merger.

“Merger Certificate” means the certificate of merger issued by the Registrar of Companies in the Cayman Islands in accordance with section 233(11) of the Companies Law (as amended) of the Cayman Islands in respect of the Merger under the Agreement and Plan of Merger.

“MLP Holdings Limited” means a company incorporated under the laws of British Virgin Islands with registration number 639914, a shareholder of the Borrower.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

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(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“NewValue Technology Limited” means a company incorporated under the laws of British Virgin Islands with registration number 639915, a shareholder of the Borrower.

“Obligors” means the Borrower and the Guarantors and “Obligor” means each one of them.

“Original Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries for its financial year ended 31 December 2012.

“Party” means a party to this Agreement.

“PRC” means the People’s Republic of China.

“PRC Share Pledge Agreement (Hongcheng)” means the share pledge agreement executed on 30 September 2013 among the Lender as pledgee, the Company as pledgor and HongCheng Technology Development Co. Ltd (弘成科技发展有限公司).

“PRC Share Pledge Agreement (Liye)” means the share pledge agreement executed on 30 September 2013 among the Lender as pledgee, the Company as pledgor and Beijing HongCheng Liye Technology Co. Ltd. (北京弘成立业科技有限公司).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days prior to the first day of that period.

“Repayment Date” means (a) the last day of each successive period of six Months between the first Utilisation Date and the Final Repayment Date; and (b) the Final Repayment Date.

“Repeating Representations” means of any time each of the representations which are then made or deemed to be repeated under Clause 18.25 (Repetition) or any other Finance Documents.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

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“Security Documents” means:

(a)	Share Charges;

(b)	Standby Letter of Credit;

(c)	any other document designated as such by the Lender and the Borrower.

“Share Charges” means:

(a)	the share charge executed or to be executed by the Borrower in favour of the Lender on or about the date hereof, in respect of 1 share of nominal value of USD0.001 each in the issued share capital of the Merger Sub, which will represent the entire issued share capital of the Merger Sub; and

(b)	the Target Share Charge.

“Shareholders Undertaking Deed” means the deed of undertaking between, among others, the Borrower’s Shareholders executed or to be executed on or about the date of this Agreement.

“Standby Letter of Credit” means a standby letter of credit to be issued by the Lender PRC Branch to Lender on or about the date hereof securing the performance of the Borrower under this Agreement.

“Submission Date” means the date on which the signed Plan of Merger substantially in the form contained in Appendix 1 of the Agreement and Plan of Merger is filed with the Registrar of Companies in the Cayman Islands.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target Share Charge” means the share charge to be executed by the Borrower as chargor in favour of the Lender in respect of the shares in the Company to be acquired by the Merger Sub upon Completion.

“Target Shares” means all of the shares in the Company upon Closing and all warrants and options in respect of the share capital of the Company upon Closing.

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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 12.1 (Tax definitions).

“Total Commitments” means the lower of:

(a)	US$30,000,000; or

(b)	95% of the USD Equivalent Amount of the Standby Letter of Credit,

to the extent not transferred or cancelled in accordance with this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” means United States Dollars, the lawful currency of the United States of America.

“USD Equivalent Amount” means the amount of any other currency, which when converted into USD utilising the Lender’s spot rate of exchange for purchase of USD with that other currency at or about 11:00am Hong Kong time on the relevant date, is equal to the relevant amount of USD.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Requests).

“Voting Agreement” means the voting agreement executed or to be executed on or about the date hereof among, inter alia, the Borrower, the Company, and certain shareholders of the Company listed in the voting agreement.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

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(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Documents or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a USD term loan facility in an aggregate amount equal to the Total Commitments.

3.	Purpose

3.1	Purpose

The Borrower shall solely apply all amounts borrowed by it under Facility towards acquiring 100% equity interest in the Company and completing the Merger (the “Acquisition”).

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3.2	Monitoring

No Lender is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Conditions precedent

Without prejudice to Clause 4.2(a) below, the Lender will only be obliged to advance the Loan to the Borrower on the Utilisation Date if on or before the Utilisation Date, the Lender has received (or waived the requirement to receive) all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender(acting reasonably). The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Certain funds during the Availability Period

(a)	Subject to Clause 4.1 (Conditions precedent), during the Availability Period, the Lender will only be obliged to advance the Loan to the Borrower on the Utilisation Date if, on the proposed Utilisation Date:

(i)	all the Major Representations are true (in all material respects, where the relevant representation is not already qualified by materiality); and

(ii)	no Major Event of Default is continuing or would result from the proposed Utilisation.

(b)	During the Availability Period (save in circumstances where, pursuant to paragraph (a) above, the Lender is not obliged to advance the Loan to the Borrower, and subject as provided in Clause 7.1 (Illegality)), the Lender shall not be entitled to:

(i)	invoke any breach of a representation (to the extent that it is not a Major Representation) as grounds for refusing to make any Utilisation during the Availability Period which is to be utilised in connection with the Acquisition;

(ii)	waive or cancel any of its Total Commitments to the extent to do so would prevent or limit the making of a Utilisation;

(iii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Utilisation;

(iv)	refuse to make the Utilisation;

(v)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Utilisation; or

(vi)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Utilisation,

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provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Lender notwithstanding that it may not have been used or been available for use during the Availability Period.

4.3	Maximum number of Loans

The Borrower shall ensure that there is no more than one Loan under the Facility.

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10:00 a.m. Hong Kong time two (2) Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan specified in a Utilisation Request must be an amount equal to the Total Commitments on the proposed Utilisation.

5.4	Cancellation of Available Commitment

The Available Commitment which, at that time, are unutilised shall be immediately cancelled at 5:00 p.m. Hong Kong time on the last day of the Availability Period.

5.5	Release of funds from the Controlled Account

(a)	The Lender will deposit the Loan into the Controlled Account.

(b)	No later than 15 Business Days prior to the proposed first withdrawal of funds from the Controlled Account, the Borrower shall provide the Lender with a Funds Flow Statement in a form satisfactory to the Lender.

(c)	Upon receipt by the Lender (or its designated solicitors in the Cayman Islands) of a certified copy of the correct Merger Certificate, the Lender shall promptly (and no later than the time which is necessary to ensure that the Borrower is able to comply in all respects with its obligations to pay the purchase price under the Agreement and Plan of Merger) transfer (or shall procure the transfer of) all monies standing to the credit of the Controlled Account to the paying agent, in each case in accordance with the Funds Flow Statement.

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(d)	Notwithstanding any other terms of any of the Finance Documents, the Lender shall not have any right to block, restrict or impose any conditions to the withdrawal of monies from the Controlled Account.

6.	Repayment

6.1	Repayment of Loans

(a)	The Borrower shall repay the principal amount of the Loans made to it in instalments by repaying:

(i)	on the first Repayment Date, the USD Equivalent Amount of CNY5,000,000;

(ii)	on the second Repayment Date, the USD Equivalent Amount of CNY5,000,000 ;

(iii)	on the third Repayment Date, the USD Equivalent Amount of CNY5,000,000 ;

(iv)	on the fourth Repayment Date, the USD Equivalent Amount of CNY5,000,000 ;

(v)	on the fifth Repayment Date, the USD Equivalent Amount of CNY15,000,000; and

(vi)	on the Final Repayment Date, all outstanding principal amounts under all the Loans.

(b)	Without prejudice to paragraph (a) above, the Borrower shall repay the principal amount of each Loan in full on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and cancellation

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it is or will become unlawful for any Affiliate of the Lender or the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment of the Lender will be immediately cancelled; and

(c)	the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Lender (being no earlier than the last day of any applicable grace period permitted by law).

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7.2	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$2,000,000).

(b)	A Loan may be prepaid only after the last day of the Availability Period (or, if earlier, the day on which the Available Commitment is zero).

(c)	Any prepayment shall be made with accrued interest on the amount prepaid.

(d)	Any prepayment under this Clause 7.2 shall reduce the remaining obligations of the Borrower in inverse order of maturity.

7.3	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

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8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period applicable to that Loan.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, 2 per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	Interest Periods

9.1	Interest Periods

(a)	Each Interest Period for a Loan shall be three (3) Months, provided that an Interest Period for the Loan shall not extend beyond the Final Repayment Date.

(b)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of the preceding Interest Period of such Loan.

9.2	Changes to Interest Periods

Prior to determining the interest rate for a Loan, the Lender may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the relevant repayment instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the repayment instalment due on that date.

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9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Loans

If the Interest Periods of two or more Loans end on the same date, those Loans will, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	Changes to the calculation of interest

10.1	Market disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 10.2 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the percentage rate per annum notified to the Borrower by the Lender, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, as the cost to the Lender of funding its participation in that Loan from whatever source(s) it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period, LIBOR is not available; or

(ii)	before close of business in Hong Kong on the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Lender so requires, the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

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10.3	Break Costs

(a)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	Fees

11.1	Lending fee

(a)	The Borrower shall pay to the Lender a lending fee in the sum of and at the times agreed in the Fee Letter;

(b)	In the event of there is any prepayment of any Loan or an Event of Default, the full amount of the lending fee set out in sub-paragraph (a) above shall become due and payable immediately.

11.2	Commitment fee

(a)	The Borrower shall pay to the Lender a fee computed and accruing on a daily basis at the rate of 0.35 per cent. per annum, on the Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable as follows:

(i)	on the last Business Day of each successive period of one Month during the Availability Period;

(ii)	on the last day of the Availability Period.

12.	Tax gross-up and indemnities

12.1	Tax definitions

(a)	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

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12.2	Tax gross-up

(a)	All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender for the Lender entitled to the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located.

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(b)	The Lender intending to make a claim under paragraph (a) shall notify the Borrower of the event giving rise to the claim.

12.4	Tax credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.	Increased costs

13.1	Increased costs

(a)	The Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

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(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document.

13.2	Increased cost claims

(a)	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

14.	Mitigation by the Lender

14.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

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14.3	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	Other indemnities

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

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(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	Costs and expenses

16.1	Transaction expenses

The Borrower shall, within ten Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 25.8 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	Guarantee and indemnity

17.1	Guarantee and indemnity

Each Guarantor, jointly and severally, irrevocably and unconditionally:

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(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that each Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Lender immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

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(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Documents not being executed by or binding upon any other party.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from any Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and each Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of such Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, each Guarantor will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

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(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Lender, and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 25 (Payment mechanics).

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

18.	Representations

Each Obligor makes the representations and warranties set out in this Clause 18 to the Lender on the date of this Agreement.

18.1	Status

(a)	Each of the Borrower and the Corporate Guarantors is a company, duly incorporated and validly existing under the laws of the Cayman Islands or the British Virgin Islands (as appropriate).

(b)	Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

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18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for it and its Subsidiaries to carry on their business, and which are material,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)	The choice of law specified in each of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in a jurisdiction to which it has expressly submitted pursuant to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (provided that, in the case of stamp duty, none of the Finance Documents are executed in, brought into or produced before a court in the Cayman Islands).

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

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18.10	No misleading information

(a)	Any factual information contained in or provided by any member of the Group in relation to any of the Finance Documents or the transactions envisaged thereby was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections included in the information provided to the Lender in relation to any Finance Document or the transactions envisaged thereby have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or no information has been given, omitted or withheld that results in the information provided to the Lender in relation to any of the Finance Documents or the transactions envisaged thereby being untrue or misleading in any material respect.

(d)	All information supplied by any member of the Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

18.11	Financial statements

(a)	Its financial statements most recently supplied to the Lender (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	Its financial statements most recently supplied to the Lender (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent its financial condition and operations (consolidated in the case of the Borrower/Guarantor) during the relevant financial year(s) save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since 31 December 2012.

18.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.14	Authorised Signatures

Any person specified as its authorised signatory under paragraph (e) of Clause 19.4 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

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18.15	No immunity

It is subject to civil and commercial law with respect to its obligations under the Finance Documents. The entry into and performance by it of the Finance Documents constitute private and commercial acts performed for private and commercial purposes in relation to any Finance Document. None of the Obligors nor any of their Subsidiaries and their respective assets enjoy any right of immunity from set-off, suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation.

18.16	Taxation

None of the Obligors nor any of their Subsidiaries is materially overdue in the filing of any Tax returns and is not overdue in the payment of any amount. No claims or investigations are being, or might reasonably be expected to be, made or conducted against any Obligor or any of its Subsidiaries with respect to Taxes. Each Group Member is resident for Tax purposes only in the jurisdiction of its incorporation.

18.17	Good title to assets

Each of it has:

(a)	valid title to, or valid leases or licences of, or is otherwise entitled to use, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted; and

(b)	good and marketable title to the assets expressed to be subject to the Security created by it pursuant to each Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

18.18	US tax and laws

The Lender will not become subject to any legal or tax liability in the United States of America solely as a result of entering and performing its role as Lender under the Finance Documents.

18.19	Individual Guarantor Representations

Each Individual Guarantor jointly and severally represents and warrants to the Lender that:

(a)	each Individual Guarantor has the right, authority, power and capacity to enter into, exercise his/her rights and perform and comply with his/her obligations under this Agreement;

(b)	each Individual Guarantor is:

(i) not a minor and is of full age;

(ii) of sound mind; and

(iii) a citizen of, and is resident in United States of America;

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(c)	prior to the signing of this Agreement, each Individual Guarantor has been advised by independent legal counsel:

(i)	in relation to his/her obligations and liabilities under this Agreement;

(ii)	that he/she has the choice not to proceed with the transactions in connection with this Agreement;

(iii)	that he/she has the option to choose whether or not the guarantee or indemnity under this Agreement should be limited or unlimited in amount;

(iv)	to obtain and review the financial information of the Borrower from time to time and be satisfied with the financial information in respect of the Borrower before signing this Agreement;

(v)	that by signing this Agreement, he/she will be liable as a primary obligor and not merely as a surety:

(A)	for the due and punctual performance by the Borrower of all its obligations under the Finance Documents; and

(B)	to indemnify the Lender in accordance with any indemnity contained in this Agreement;

(vi)	that if the Borrower does not pay any amount or fulfil any of its other respective obligations when due under the Finance Documents, or if the Lender suffers any loss or liability if any obligation of the Borrower under the Finance Documents is or becomes unenforceable, invalid or illegal, he/she will be called upon to honour his/her obligations under this Agreement;

(vii)	that his/her liabilities under this Agreement are payable on demand and he/she could be made bankrupt; and

(viii)	that his/her obligations under this Agreement will only be extinguished when all amounts or obligations owed by the Borrower to the Lender under the Finance Documents have been unconditionally and irrevocably paid and discharged in full;

(d)	this Agreement when executed and delivered by him/her will constitute valid and legally binding obligations of the Individual Guarantors enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights and any general principles of equity;

(e)	the execution, delivery and performance of this Agreement will not conflict with (i) any agreement binding on him/her or any of his/her assets; or (ii) any applicable law;

(f)	all actions, conditions, authorisations and things required to be taken, fulfilled and done by him/her to enable him to enter into, exercise his/her rights and perform and comply with his/her obligations under this Agreement have been taken, fulfilled and done;

(g)	there is no pending or, to the knowledge of the Individual Guarantors, threatened litigation, suit, action, arbitration, mediation or settlement proceeds by or against either of the Individual Guarantors, whether as plaintiff, defendant or otherwise, or any administrative or criminal proceedings or investigations by any governmental authority challenging the validity of, or seeking to enjoin or set aside, the execution, delivery or performance of this Agreement by the Individual Guarantors or the consummation of the transactions contemplated hereunder;

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(h)	each Individual Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning its financial condition, and the Individual Guarantors are not relying on the Lender to provide such information to each Individual Guarantor either now or in the future;

(i)	as of the date hereof, and after giving effect to this Agreement and the obligations evidenced hereby and thereby, (i) each Individual Guarantor is and will be solvent; and (ii) each Individual Guarantor is and will continue to be able to pay its debts as they mature;

(j)	neither Individual Guarantor is in default under any law, regulation, judgment, order, authorization, agreement or obligation applicable to them or his/her assets or revenues, the consequences of which default could materially and adversely affect his/her business or financial condition or his/her ability to perform his/her obligations under this Agreement;

(k)	neither Individual Guarantor has taken any action and no other steps have been taken or legal proceedings started or, to the knowledge of Individual Guarantors, threatened against either of the Individual Guarantors or the Borrower for winding-up, administration, dissolution or reorganization or for the appointment of a receiver, administrative receiver, trustee or similar officer of the Individual Guarantors or the Borrower or any or all of their respective assets or revenues, each as applicable; and

(l)	all information supplied by Individual Guarantors to the Lender in connection with the Lender’s entry into the Finance Documents is true, complete and accurate as at the date it was supplied and is not misleading in any material respect.

18.20	Bank Accounts

Other than the bank accounts operated by the Lender, the Borrower has no other bank accounts outside the PRC.

18.21	Security and Financial Indebtedness

No Security or Quasi-Security (as defined in Clause 21.4 (Negative pledge)) exists over all or any of the present or future assets of any Obligor other than the Security created or to be created under this Facility or the CEDU Loan. No Obligor has any Financial Indebtedness outstanding (except pursuant to the Finance Documents).

18.22	Group Structure Chart

Assuming Completion has occurred, the Group Structure Chart delivered to the Lender pursuant to Schedule 1 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information:

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(a)	each Group Member, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders; and

(b)	all minority interests in any Group Member and any person in which any Group Member holds shares or equivalent ownership interest in.

18.23	Legal and beneficial ownership

(a)	Subject to paragraph (c) below the Obligors and/or their Subsidiaries are the sole legal and beneficial owner of the respective assets over which they purports to grant Security.

(b)	Subject to paragraph (c) below all the Target Shares are or will be on the Closing Date legally and beneficially owned by the Borrower free from any claims, third party or competing interest.

(c)	Legal title to the Target Shares is prima facie evidenced by the register of members of the Company, which register will be updated to reflect the Borrower as the legal owner of the Target Shares as soon as reasonably practicable after the Closing Date and in any event within three Business Days after the Closing Date.

18.24	The ownership of the Borrower as at the date of Closing Date is as set out in schedule 5 (Ownership of the Borrower (as at the date of Closing Date)).

18.25	Repetition

The representations in Clause 18 are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19.	Information undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Total Commitments is in force.

19.1	Financial statements

The Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each of the Corporate Guarantors for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years:

(i)	its consolidated financial statements for that financial half year; and

(ii)	the consolidated financial statements of each of the Corporate Guarantors for that financial half year.

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19.2	Compliance Certificate

(a)	The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 18.11 (Financial statements) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate delivered pursuant to paragraph (a) above shall be signed by two directors of the Borrower.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

(c)	The Borrower shall procure that each set of financial statements of an Obligor (except the Individual Guarantors) delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly, any announcement, notice or other document relating specifically to the Borrower posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Borrower are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Borrower;

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(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request; and

(e)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories.

19.5	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Year end

Each Obligor (except the Individual Guarantors) shall not change its financial year end without written consent of the Lender.

19.7	“Know your customer” checks

Each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

20.	[Reserved]

21.	General undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Available Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

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any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Negative pledge

In this Clause 21.4, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.5	Disposals

No Obligor shall (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any assets with an aggregate value exceeding US$5,000,000.

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21.6	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction except for the merger between the Company and Merger Sub as contemplated under the Agreement and Plan of Merger.

21.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Obligors or the Group from that carried on at the date of this Agreement.

21.8	Acquisitions

(a)	Except as contemplated under the Acquisition Documents, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) acquire any company, business, assets or undertaking or make any investment with an aggregate value exceeding US$5,000,000.

(b)	The Borrower shall promptly pay all amounts payable under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Group).

21.9	Loans and guarantees

No Obligor shall (and the Borrower shall ensure that no member of the Group will) make or allow to subsist any loans, grant any credit (save in the ordinary course of business) or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

21.10	Financial Indebtedness

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or permit to remain outstanding any Financial Indebtedness (except pursuant to the Finance Documents).

21.11	Access

If an Event of Default is continuing or the Lender reasonably suspects an Event of Default is continuing or may occur, the Borrower shall ensure that each Group Member will permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower to the premises, assets, books, accounts and records of each Group Member.

21.12	Use of Proceeds

The Borrower shall only utilise the proceeds of the Loans for the purpose set out in Clause 3 (Purpose) of this Agreement.

21.13	Dividends

The Borrower shall not declare or make payment by way of dividends or other distributions to any of its shareholders until all principal, interest and other amounts under this Agreement has been irrevocably and conditionally repaid in full.

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21.14	Taxation

Each Obligor shall (and shall ensure that each of its Subsidiaries will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in the applicable latest financial statements delivered to the Lender under Clause 19.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or might reasonably be expected to have a Material Adverse Effect.

No Group Member shall change its residence for Tax purposes.

21.15	Conditions Subsequent

Each Obligor undertakes to ensure and procure that each condition subsequent set out in Schedule 6 will be fulfilled within the respective specified time limits.

21.16	Standby Letter of Credit

Each Obligor shall (and shall procure) that the necessary Security is given to Lender PRC Branch to enable Lender PRC Branch to issue the Standby Letter of Credit to Lender before the first Utilisation Date.

21.17	No Finance Document in Cayman Islands

Without prejudice to each Obligor’s obligations under Clause 12.5 (Stamp taxes), each Obligor shall (and shall procure) that no Finance Document is executed in, brought into or produced before a court in the Cayman Islands without the Lender’s prior written consent.

21.18	Bank Accounts

(a)	Except in respect of the bank accounts specified in Clause 18.20 (Bank Accounts), the Borrower shall not open any bank accounts without the prior written consent of the Lender.

(b)	In respect of the bank accounts specified in Clause 18.20 (Bank Accounts), the Borrower shall promptly (in any event not later than two Business Days upon such statements being issued by the relevant bank) provide copies of all monthly bank statements to the Lender.

22.	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this Clause 21.13 (other than Clause 22.13 (Acceleration)) is an Event of Default.

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22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

22.2	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).

22.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

22.5	Insolvency

(a)	A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

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22.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition or arrangement with any creditor of any member of the Group, or an assignment for the benefit of creditors generally of any member of the Group or a class of such creditors;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

22.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

22.8	Merger

The merger between Merger Sub and the Company as contemplated under the Agreement and Plan of Merger is not completed within nine (9) Months from the date of this Agreement or five (5) Business Days after the first Utilisation Date.

22.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation or obligation of an Obligor under any Finance Document to which it is a party are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)	Any Finance Document cease to be in full force and effect or any Security cease to be legal, valid, binding or enforceable.

22.10	Repudiation and rescission of agreements

(a)	An Obligor repudiates or purports to repudiate or rescinds or purports to rescind a Finance Document or any of the Security or evidences an intention to repudiate or rescind a Finance Document or any Security.

(b)	Any party to the Acquisition Documents repudiates or purports to repudiate or rescinds or purports to rescind any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a Material Adverse Effect on its interests under the Finance Documents.

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22.11	Cessation of business

The Borrower suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

22.12	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

22.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(b)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

23.	Changes to the Lender

23.1	The Lender may, at any time, without the Borrower’s prior consent, assign any of its rights and/or transfer all or any of its rights and benefits in respect of the Facility, and for this purpose the Lender may make such disclosure in relation to the Facility subject to the terms set out in Clause 23.3. The Lender may only transfer all or any of its obligations in respect of the Facility with the consent of the Borrower (such consent not to be unreasonably withheld).

23.2	The Borrower acknowledges that any person to which the rights, benefits and/or obligations of the Lender may from time to time be so assigned or transferred shall be entitled to the benefit of this Agreement and each other Finance Document as if such person had constituted an lender under this Agreement to the extent of such assignment or transfer.

23.3	The Borrower agrees that the Lender may at any time disclose such information relating to the Borrower and other Group Member as shall come into their possession whether or not in relation to the Facility:

(a)	to any prospective assignee, new lender or sub-participant (or agent or advisor of any of the foregoing);

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(b)	to their respective advisers, professional or otherwise or their respective service providers who are under an obligation of confidentiality to the Lender;

(c)	to any of its Affiliates;

(d)	any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to the Lender or any of its Affiliate who are under an obligation of confidentiality to the Lender;

(e)	to its head office and any other branches;

(f)	if required to do so by an order of a court in any jurisdiction;

(g)	under any law or regulation or to any applicable regulatory authority (including the Hong Kong Monetary Authority) or supervisory, governmental or quasi-governmental authority in any jurisdiction;

(h)	to whom information is required to be disclosed in connection with, and for the purposes of any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(i)	where such information shall have already entered the public domain,

and in the case of any disclosure under paragraphs (a) and (b) above, subject to requiring and receiving a written confidentiality undertaking substantially in the form of Schedule 4 (Form of Confidentiality Undertaking), a copy of which shall, as soon as practicable, be delivered to the Borrower.

24.	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.	Payment mechanics

25.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value before 11:00 a.m. Hong Kong time on the due date in USD.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.

25.2	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 26 (Set-off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.3	Clawback

(a)	Where a sum is to be paid to the Lender under the Finance Documents for another Party, the Lender is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Lender pays an amount to another Party and it proves to be the case that the Lender had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Lender shall on demand refund the same to the Lender together with interest on that amount from the date of payment to the date of receipt by the Lender, calculated by the Lender to reflect its cost of funds.

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25.4	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

25.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.6	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the preceding Business Day.

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.7	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

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25.8	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

26.	Set-off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	Notices

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

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(a)	in the case of the Borrower:

ChinaEdu Holdings Limited

	Address:	ChinaEdu Corporation
Gehua Tower, 4th Flr-A
Qinglong Hutong No. 1
Beijing 100007, PRC

	Fax:	+86 10 8418 7331

	Attn:	Mr Simon Mei

(b)	in the case of Company as Corporate Guarantor:

ChinaEdu Merger Sub Limited

	Address:	ChinaEdu Corporation
Gehua Tower, 4th Flr-A
Qinglong Hutong No. 1
Beijing 100007, PRC

	Fax:	+86 10 8418 7331

	Attn:	Mr Simon Mei

in the case of Company as Corporate Guarantor:

South Lead Technology Limited

	Address:	ChinaEdu Corporation
Gehua Tower, 4th Flr-A
Qinglong Hutong No. 1
Beijing 100007, PRC

	Fax:	+86 10 8418 7331

	Attn:	Mrs. Huang Julia Bo

in the case of Company as Corporate Guarantor:

Moral Known Industrial Limited

	Address:	ChinaEdu Corporation
Gehua Tower, 4th Flr-A
Qinglong Hutong No. 1
Beijing 100007, PRC

	Fax:	+86 10 8418 7331

	Attn:	Mr Shawn Xiang Ding

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(c)	in the case of the Individual Guarantors:

Shawn Xiang Ding

	Address:	ChinaEdu Corporation
Gehua Tower, 4th Flr-A
Qinglong Hutong No. 1
Beijing 100007, PRC

	Fax:	+86 10 8418 7331

	Attn:	Mr Shawn Xiang Ding

Huang Julia Bo

	Address:	ChinaEdu Corporation
Gehua Tower, 4th Flr-A
Qinglong Hutong No. 1
Beijing 100007, PRC

	Fax:	+86 10 8418 7331

	Attn:	Mrs. Huang Julia Bo

(d)	in the case of the Lender:

China Merchants Bank Co., Ltd., Hong Kong Branch

	Address:	20/F Bank of America Tower
12 Harcourt Road
Central
Hong Kong

	Fax:	+852 3111 0801

	Attn:	Amy Wong / Chan Sui Yee / Linda Lo

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

27.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

44

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to all the Guarantors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. Hong Kong time in the place of receipt shall be deemed only to become effective on the following day.

27.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.	Calculations and certificates

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

29.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

45

30.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31.	Amendments and waivers

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

32.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.	Governing law

This Agreement is governed by the laws of Hong Kong.

34.	Enforcement

34.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 34.1 is for the benefit of the Lender only. As a result, Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

34.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(a)	irrevocably appoints Pang & Co. at its registered office at 21st Floor, CCB Tower, 3 Connaught Road Central, Hong Kong (Telephone: +852 3923 1111; Fax: +852 3923 1100) as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

46

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each Obligor expressly agrees and consents to the provisions of this Clause 34.2.

34.3	Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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1             SCHEDULE 1

CONDITIONS PRECEDENT

Obligors

1.	A copy of the constitutional documents and statutory registers of each Obligor (except the Individual Guarantors) and each Borrower’s Shareholder.

2.	A copy of a resolution of the board of directors of each Obligor (except the Individual Guarantors) and of each party to the Shareholders Undertaking Deed:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(d)	in the case of the Corporate Guarantors, resolving that it is in the best interests of that Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

4.	A current certificate of good standing and a certificate of incumbency issued by the Cayman Islands Registrar of Companies in respect of the Borrower, any Corporate Guarantors and the Company incorporated in the Cayman Islands, and a current certificate of good standing and a certificate of incumbency in respect of any Borrower’s Shareholders incorporated in the British Virgin Islands, issued by each company’s registered agent, respectively.

5.	A certificate from each Obligor (except the Individual Guarantors), signed by a director, confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

PRC documents

6.	Standby Letter of Credit issued from Lender PRC Branch to Lender.

Legal opinions

7.	A legal opinion in relation to Hong Kong law from Eversheds addressed to the Lender in a form satisfactory to the Lender.

8.	A legal opinion as to Cayman Islands law from Mourant Ozannes addressed to the Lender in a form satisfactory to the Lender.

48

9.	A legal opinion as to the laws of British Virgin Islands law from Mourant Ozannes addressed to the Lender in a form satisfactory to the Lender.

10.	A legal opinion as to New York law from Loeb & Loeb LLP addressed to the Lender in a form satisfactory to the Lender, confirming among other things that the Agreement and Plan of Merger, Contribution Agreement and Voting Agreement are legal, valid, binding and enforceable under New York law.

Other documents and evidence

11.	Original executed Share Charges, together with all ancillary documents and deliverables pursuant to the terms of the Share Charges (except the Target Share Charge).

12.	Original executed Fee Letters.

13.	A copy of each Acquisition Document.

14.	Original executed Shareholders Undertaking Deed.

15.	A copy of the signed Plan of the Merger substantially in the form contained in Appendix 1 of the Agreement and Plan of Merger (the “Plan”).

16.	Evidence that:

(a)	the Merger has been approved by (i) all shareholders of Merger Sub; (ii) a special resolution of the Company, meaning a resolution adopted as a special resolution by the members of the Company at a general meeting of the shareholders held and adopted in accordance with the requirements of the Company’s constitutional documents and the Companies Law (as amended) of the Cayman Islands and (iii) the board of directors of each of Merger Sub and the Company; and

(b)	all creditors holding a fixed or floating security interest of each of the Company and Merger Sub (if any) have consented to the Plan or an order of the Grand Court of the Cayman Islands dispensing with such consent has been obtained or confirmation that there are no such security interests.

17.	A confirmation signed by the signing parties of the Agreement and Plan of Merger evidencing that all conditions to the Merger under the Agreement and Plan of Merger (other than the payment of the purchase price) have been satisfied in accordance with Agreement and Plan of Merger or waived to the extent it does not materially and adversely affect the interests of the Lenders.

18.	The stamped copy of the cover letter evidencing that the Plan has been filed with the Registrar of Companies in the Cayman Islands.

19.	A copy of each of the documents required to be filed with the Registrar of Companies in the Cayman Islands pursuant to the Companies Law (as amended) of the Cayman Islands in relation to the Merger.

20.	Evidence that any process agent referred to in Clause 34.2 (Service of process), has accepted its appointment.

21.	The Original Financial Statements.

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22.	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid on or before the Closing Date (or, in relation to any fees (other than subsequent instalments of such fees) set out in any Fee Letter entered into on or about the date of this Agreement, by the times set out in such Fee Letter).

23.	The Group Structure Chart which shows the Group before the Merger and assuming the Closing Date has occurred.

24.	A certificate of the Borrower (signed by a director) certifying that no Acquisition Documents has been amended, varied, novated, supplemented, superseded, waived, rescinded, repudiated or terminated in a manner which would be material and adverse to the interest of the Lender except with the consent of the Lender.

25.	Evidence that the Controlled Account has been opened by the Borrower with the Lender.

26.	Evidence that the Equity Contribution and amounts to be drawn under the Facility are sufficient to pay the total funded uses to successfully complete the Merger.

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2             SCHEDULE 2

REQUESTS

Utilisation Request

From:	ChinaEdu Holdings Limited

To:	China Merchants Bank Co., Ltd., Hong Kong branch

Cc:	ChinaEdu Merger Sub Limited
South Lead Technology Limited
Moral Known Industrial Limited
Shawn Xiang Ding
Huang Julia Bo

Dated:	[●]

Dear Sirs,

ChinaEdu Holdings Limited – US$30,000,000 Facility Agreement

dated [●] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date	:	[●] (or, if that is not a Business Day, the next Business Day)
Amount	:	[●] or, if less, the Available Commitment
Interest Period	:	3 months

We confirm that each condition specified in Clause 4.1 (Conditions precedent) is satisfied on the date of this Utilisation Request.

The proceeds of this Loan should be credited to the Controlled Account.

This Utilisation Request is irrevocable.

Yours faithfully,

……………………………………………………..

authorised signatory for

CHINAEDU HOLDINGS LIMITED

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3             SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:	China Merchants Bank Co., Ltd., Hong Kong branch

From:	ChinaEdu Holdings Limited

Cc:	ChinaEdu Merger Sub Limited
South Lead Technology Limited
Moral Known Industrial Limited
Shawn Xiang Ding
Huang Julia Bo

Date:	[●]

Dear Sirs,

ChinaEdu Holdings Limited – USD30,000,000 Facility Agreement
dated [●] (the “Facility Agreement”)

We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

[We confirm that no Default is continuing.] *

Signed:	…….................................	…...................................
	Director	Director
	Of	of
	ChinaEdu Holdings Limited	ChinaEdu Holdings Limited

….........................................................

for and on behalf of

[name of the Borrower]

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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  4             SCHEDULE 4

FORM OF CONFIDENTIALITY UNDERTAKING

To:	China Merchants Bank Co., Ltd., Hong Kong branch

Attention:	[●]

Date:	[●]

Dear Sirs,

USD30,000,000 Loan Facility Agreement dated [●] for ChinaEdu Holdings Limited as borrower (the “Facility Agreement”)

We refer to the Facility Agreement, a copy of which has been (or will be upon execution of this undertaking) provided to us. Capitalised terms used herein and not otherwise defined shall have the same meaning as in the Agreement. We may from time to time have access to a number of agreements and other non-public, confidential proprietary information regarding the Borrower/Group and the Facility (the “Confidential Information”).

In consideration of your supplying or agreeing to the supply of, such Confidential Information to us, by signature of this letter we undertake:

1.	(a)	to maintain the confidentiality of the Confidential Information;

(b)	not to use the Confidential Information for any purposes other than the purpose of the Facility;

(c)	to refrain from disclosing the Confidential Information to any third party (unless expressly permitted in this undertaking) and to take reasonable measures to prevent such disclosure; and

(d)	upon written demand from you, to:

(i)	return the Confidential Information and any copies of it to you; or

(ii)	confirm to you in writing that it has been destroyed,

save that we shall be permitted to retain one copy of the Confidential Information for legal, regulatory, compliance or internal records purpose.

2.	Subject to paragraph 1 above, and provided the persons below are subject to the same duties as us under paragraph 1 above we shall be entitled to disclose the Confidential Information to:

(a)	our employees, agents, legal advisors or other professional advisors;

(b)	our affiliates, branches or representative offices and their respective employees, agents, legal advisors or other professional advisors;

53

(c)	any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights, benefits and obligations under the Agreement;

(d)	any sub-participant in relation to the Agreement;

(e)	any person in connection with any claim or possible claim relating to this undertaking; or

(f)	any person with the prior written consent of the Borrower and China Merchants Bank Co., Ltd., Hong Kong Branch.

3.	Nothing in paragraphs 1(a) to (d) of this letter shall apply to any Confidential Information which:

(a)	at the time of its disclosure is in the public domain or comes into the public domain for any reason except our failure, or failure on the part of any disclose, to comply with the terms of this letter;

(b)	is disclosed on a non-confidential basis;

(c)	was lawfully in our possession prior to such disclosure;

(d)	is disclosed in connection with any legal or arbitration proceedings;

(e)	is required under the law or by any competent court or governmental, banking, taxation or other professional or regulatory authority to provide; or

(f)	is subsequently received by us from a third party without obligations of confidentiality.

4.	Our obligations under this letter shall terminate at such time as we become a Party to the Facility Agreement and bound by the terms thereof.

This letter shall be governed by Hong Kong law.

Yours faithfully,

For and on behalf of

_____________________

[Authorised Signatory]

[Title]

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5             SCHEDULE 5

OWNERSHIP OF THE BORROWER (AS AT THE DATE OF CLOSING DATE)

As of Closing Date	Basic Shares			Options and RSUs on fully diluted basis	Total equity on fully diluted basis
	Ordinary Share	ADS Share	% ownership on completion of Merger	Ordinary Share	Ordinary Share
Huang Julia Bo	33,000	11,000	0.3%		33,000

South Lead Technology Limited	540,000	180,000	4.2%	2,518,280	3,058,280

Shawn Xiang Ding	75,210	25,070	0.6%		75,210

Moral Known Industrial Limited	965,160	321,720	7.6%	2,734,280	3,699,440

InterVision Technology Limited	1,749,635	583,212	13.7%		1,749,635

Guo Young	75,999	25,333	0.6%		75,999

Lingyuan Furong Investment Management Company Limited	1,620,000	540,000	12.7%		1,620,000

MLP Holdings Limited	2,000,000	666,667	15.7%		2,000,000

NewValue Technology Limited	1,516,267	505,422	11.9%		1,516,267

McGraw-Hill Global Education Intermediate Holdings, LLC	3,377,337	1,125,779	26.5%		3,377,337

Weblearning Company Limited	718,359	239,453	5.6%		718,359

Ellen Huang and families	24,000	8,000	0.2%		24,000

Gegeng Tana	17,907	5,969	0.1%		17,907

Mei Yixin	3,000	1,000	0.0%	480,000	483,000

Pan Zhixin	18,786	6,262	0.1%	138,000	156,786

Buyer Consortium TOTAL	12,734,660	4,244,887	100.00%

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6             SCHEDULE 6

CONDITIONS SUBSEQUENT

1.	Conditions Subsequent

(a)	Each Obligor undertakes, within five (5) Business Days of the Closing Date, to deliver the Lender originals of all share certificates and share transfer forms or equivalent duly executed by the Borrower in blank in relation to the shares of the Company subject to the Target Share Charge, and a certified copy of the register of members of the Company complying with the requirements of Clause 18.23 (Legal and beneficial ownership), together with all other deliverables required to be delivered under the Target Share Charge.

(b)	Each Obligor undertakes to ensure and procure that:

(i)	within three (3) Months of the CEDU Loan being fully repaid and discharged, the share pledge over Beijing HongCheng Liye Technology Co. Ltd. (北京弘成立业科技有限公司) and HongCheng Technology Development Co. Ltd (弘成科技发展有限公司) pursuant to the PRC Share Pledge Agreement (Hongcheng) and the PRC Share Pledge Agreement (Liye) shall be legally registered in favour of the Lender in all the PRC authorities to secure the Borrower’s obligations under this Agreement, and the Borrower, failing whom the Merger Sub, shall be responsible for any fees incurred in connection therewith; and

(ii)	immediately upon the CEDU Loan being fully repaid and discharged, all dividends and distributions made by Beijing HongCheng Liye Technology Co. Ltd. (北京弘成立业科技有限公司) and HongCheng Technology Development Co. Ltd (弘成科技发展有限公司) shall be used solely to repay the Borrower’s obligations under this Agreement.

(c)	Each Obligor undertakes, within one (1) Month following the Closing Date, to deliver to the Lender a copy of amended and restated Memorandum and Articles of Association of the Company.

To the extent that after Completion, the Memorandum and Articles of Association of the Company contain any restriction on any transfer or the registration of the transfer of shares in the Company on the taking or enforcement of the Security granted over them or any pre-emption rights purporting to attach to any shares in the Company, unless the relevant restriction or right of pre-emption is required by law or regulation, each Obligor undertakes that the Company shall deliver a certified copy of a further amended and restated Memorandum and Articles of Association of the Company, together with all related resolutions of the shareholders of the Company, amended so as to remove that right or, as the case may be, those rights of pre-emption.

(d)	Each Obligor undertakes, as soon as practicable and in any event within ten (10) Business Days of the Submission Date (or such longer date as may be agreed between the parties who will negotiate in good faith if the failure to deliver the Merger Certificate within the time period specified in this paragraph (e) is attributable to a force majeure event), the Merger Certificate is delivered to the Lender.

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(e)	No later than fifteen (15) Business Days prior to the proposed first withdrawal of funds from the Controlled Account, the Borrower shall provide the Lender with a Funds Flow Statement in a form satisfactory to the Lender.

2.	Each Obligor undertakes, within ten (10) Business Days following the Closing Date, to deliver to the Lender a copy of the updated register of members of the Borrower which reflects the ownership of the Borrower as at the date of Closing Date as set out in schedule 5 (Ownership of the Borrower (as at the date of Closing Date)).

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SIGNATURE PAGE

THE BORROWER

SIGNED by	)
)
duly authorised	)
for and on behalf of	)
CHINAEDU HOLDINGS LIMITED	)
in the presence of:	)

THE GUARANTORS

SIGNED as a Deed by	)
)
duly authorised	)
for and on behalf of	)
CHINAEDU MERGER SUB LIMITED	)
in the presence of:	)

SIGNED as a Deed by	)
)
duly authorised	)
for and on behalf of	)
SOUTH LEAD TECHNOLOGY LIMITED	)
in the presence of:	)

SIGNED as a Deed by	)
)
duly authorised	)
for and on behalf of	)
MORAL KNOWN INDUSTRIAL LIMITED	)
in the presence of:	)

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SIGNED SEALED and DELIVERED by SHAWN XIANG DING holder of US passport number: 452058154 in the presence of:	) ) ) )

SIGNED SEALED and DELIVERED by HUANG JULIA BO holder of US passport number: 422025603 in the presence of	) ) ) )

THE LENDER

SIGNED by	)
)
duly authorised	)
for and on behalf of	)
CHINA MERCHANTS BANK CO., LTD.,	)
HONG KONG BRANCH	)
in the presence of:	)

59